Exhibit 99.1

NEWS RELEASE
	CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

David Belian
(862) 261-8141

Actavis Net Revenue Increases 40% to $2.66 Billion in First Quarter 2014; Non-GAAP EPS Increases 75% to $3.49

- First Quarter 2014 GAAP Earnings Per Diluted Share of $0.55 -

- 86% Increase in First Quarter 2014 Adjusted EBITDA to $860 million -

DUBLIN – April 30, 2014 – Actavis plc (NYSE: ACT) today reported net revenue increased 40 percent to $2.66 billion for the first quarter ended March 31, 2014, compared to $1.90 billion in the first quarter 2013. On a non-GAAP basis, diluted earnings per share for the first quarter 2014 increased to $3.49, compared to $1.99 per diluted share in the first quarter 2013. GAAP earnings per diluted share for the first quarter 2014 were $0.55, compared to a GAAP loss per share of $0.79 in the prior year period.

For the first quarter 2014, adjusted EBITDA increased 86 percent to $860 million, compared to $464 million for the first quarter 2013. Cash flow from operations for the first quarter of 2014 was $440 million and cash and marketable securities were $340 million as of March 31, 2014.

First quarter 2014 results for Actavis plc include the contribution from the Warner Chilcott acquisition. Beginning with the first quarter of 2014, Actavis plc is presenting its operating results in two revenue producing segments: Actavis Pharma and Anda Distribution. The Actavis Pharma segment includes all branded, branded generic, generic and over-the-counter products. The Anda Distribution segment includes revenue from the distribution of third-party products primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. Prior year comparable results have been included. Refer to the attached reconciliation tables for adjustments to GAAP earnings.

“Actavis began 2014 with our strongest quarter ever, bolstered by growth across our global business,” said Paul Bisaro, Chairman and CEO of Actavis.

“Overall revenue growth of 36 percent in our commercial pharmaceutical business benefitted from the continued strength of our generics business, resulting from the launch of our generic Micardis® in the U.S. and continued strong sales of the generic versions of Lidoderm® and Cymbalta®. Our North American Brands, which includes the benefit of the expanded portfolio resulting from the acquisition of Warner Chilcott in October 2013, saw continued strong sales of core products in the U.S., including Rapaflo® and Generess® Fe. We also saw growth in international operations, driven by strong sales and new product launches in key countries including the UK, Russia and Sweden.

“Along with solid performance that exceeded our forecast, we continued to focus on future growth drivers through investment in R&D across the business, and within the U.S. generic business, the announcement of a patent settlement for our generic version of Daytrana®, and initiation of patent challenges on a number of products, including generic forms of Treanda®, Multaq® and Colcrys®. Additionally, on April 1, 2014, we completed the divestiture of our generics commercial operations in seven markets in Western Europe to Aurobindo Pharma Limited.

“Finally, we continued to focus on business development initiatives to redefine our leadership position in specialty pharmaceuticals, with the announcement in February of the proposed acquisition of Forest Laboratories. If successfully completed later this year, this transaction will create an innovative new model in specialty pharmaceuticals and enhance our company’s organic growth profile well into the next decade. We also strengthened our commercial business in southeast Asia with the acquisition in April of Silom Medical in Thailand.”

First Quarter 2014 Business Segment Results

Actavis Pharma Segment Information

	Three Months Ended March 31,
(Unaudited; $ in millions)	2014	2013

Product sales	$2,206.7	$1,640.3
Other revenue	58.2	24.2

Net revenues	2,264.9	1,664.5
Operating expenses:
Cost of sales(1)	961.8	892.1
Selling and marketing	256.1	207.3
General and administrative	268.0	178.3

Segment contribution	$779.0	$386.8

Segment margin	34.4%	23.2%

Adjusted gross profit (2)	$1,406.2	$883.0
Adjusted gross margin as a percentage of adjusted net revenues (2)	65.3%	52.7%
Adjusted SG&A percentage of adjusted net revenues (3)	21.0%	21.6%

(1)	Cost of sales excludes amortization and impairment of acquired intangibles.
(2)	Refer to Table 6 included in this release for the reconciliation of net revenues and cost of sales to adjusted gross profit and adjusted gross margin as a percentage of adjusted net revenues.
(3)	Refer to Table 7 included in this release for the reconciliation of net revenues and SG&A to adjusted SG&A as a percentage of adjusted net revenues.

Actavis Pharma Segment Revenue

	Three Months Ended March 31,
(Unaudited; $ in millions)	2014	2013

North American Brands:
Women’s Health	$212.6	$20.0
Urology / Gastroenterology	225.2	56.7
Dermatology / Established Brands	156.2	52.9

Total North American Brands	594.0	129.6
North American Generics	1,024.2	956.7
International	646.7	578.2

Net Revenues	$2,264.9	$1,664.5

Actavis Pharma net revenue increased 36 percent to $2.26 billion for the first quarter 2014, due to the acquisition of Warner Chilcott, new product launches, and higher international net revenue.

•	North American Brands revenue increased 358 percent to $594 million for the first quarter 2014, driven by the acquisition of Warner Chilcott along with increased sales of key promoted legacy products including Rapaflo® and Generess® Fe. North American Brands revenue consists of branded pharmaceutical sales in the United States and Canada.

Within North American Brands, Women’s Health revenue was $213 million, driven by the addition of products from the Warner Chilcott acquisition and increased sales of Generess® Fe. The promoted brands reported within our Women’s Health portfolio include Atelvia®, Crinone®, Estrace® Cream, Generess® Fe, Lo Loestrin® Fe and Minastrin® 24 Fe.

Urology and Gastroenterology revenue increased 297 percent to $225 million, driven by the addition of the Warner Chilcott portfolio and increased sales of Rapaflo®. The brands reported within our Urology and Gastroenterology portfolio are Androderm®, Asacol® HD, Delzicol®, Enablex®, Rapaflo® and Trelstar® along with revenue from our co-promotion on AndroGel®.

Dermatology and Established Brands revenue increased 195 percent to $156 million, driven by the addition of products from the Warner Chilcott acquisition. Key brands reported within our Dermatology and Established Brands portfolio include Doryx® and Actonel®.

•	North American Generics revenue increased 7 percent to $1.02 billion for the first quarter 2014, driven by product launches including generic versions of Cymbalta® and Lidoderm® partially offset by generic competition of extended release products including our authorized generic version of Concerta®. North American Generics revenue consists of non-branded pharmaceutical revenue in the United States and Canada.

•	International revenue increased 12 percent to $647 million for the first quarter 2014. GAAP results continue to include revenue from our divested European assets. International revenue consists of all brand, branded generic, generic and over-the-counter pharmaceutical revenue derived outside the United States and Canada.

Adjusted gross margin as a percentage of adjusted net revenues within Actavis Pharma increased to 65.3 percent in the first quarter of 2014 from 52.7 percent in the first quarter of 2013, as a result of the acquisition of Warner Chilcott in the fourth quarter of 2013. Adjusted gross margin excludes results from our divested Western European operations.

Selling, General & Administrative (SG&A) expenses within Actavis Pharma increased to $524 million in the first quarter of 2014 compared to $386 million in the first quarter of 2013, driven primarily by the acquisition of Warner Chilcott in the fourth quarter of 2013. On a non-GAAP basis, adjusted SG&A as a percent of adjusted net revenue was 21 percent. Non-GAAP results exclude the impact from our divested Western European operations, among other items.

Anda Distribution Segment Information

	Three Months Ended March 31,
(Unaudited; $ in millions)	2014	2013

Net revenues	$390.2	$231.0
Operating expenses:
Cost of sales	331.2	194.5
Selling and marketing	27.0	19.9
General and administrative	7.8	7.5

Segment contribution	$24.2	$9.1

Segment margin	6.2%	3.9%

Gross profit	$59.0	$36.5
Gross margin	15.1%	15.8%
SG&A as a percentage of net revenues	8.9%	11.9%

Anda Distribution segment net revenues for the first quarter 2014 increased 69 percent to $390 million, compared to $231 million in the first quarter 2013, as a result of volume increases for products within the Anda portfolio. Anda Distribution segment revenues consists only of sales of third-party products and excludes sales of Actavis’ brand and generic products.

Anda Distribution segment gross margin was 15.1 percent in the first quarter of 2014 compared to 15.8 percent in the prior year period. The decrease in Anda Distribution segment gross margin was primarily due to product mix in the first quarter of 2014 compared to the first quarter of 2013.

SG&A expenses within Anda Distribution increased to $35 million in the first quarter of 2014 compared to $27 million in the first quarter of 2013, driven by higher freight and personnel costs to support higher product volume. SG&A as a percent of revenue was 8.9 percent.

Other Operating Expenses

In first quarter 2014, consolidated SG&A expenses were $559 million, an increase of 35 percent from the first quarter 2013 primarily as a result of the Warner Chilcott acquisition.

Research & Development expense increased to $172 million in the first quarter of 2014 compared to $132 million in the first quarter of 2013, driven by the acquisition of Warner Chilcott and acceleration of certain R&D products following the completion of the Warner Chilcott transaction. Within Research & Development, $114 million was generic development, $33 million was invested in brand development and $24 million was invested in biosimilar development during the quarter.

Amortization expense for the first quarter 2014 was $424 million, compared to $158 million in the first quarter of 2013 primarily due to amortization expense associated with the Warner Chilcott transaction.

2014 Financial Outlook

As a result of the recently announced acquisition of Forest Laboratories, Inc., Actavis plc plans to provide an updated combined financial forecast for the year at or shortly following the close of the acquisition which is anticipated to occur mid-year 2014. For the second quarter of 2014, we have assumed additional competition on certain key products including competition on our generic version of Lidoderm. We expect second quarter non-GAAP 2014 earnings to be slightly lower than the first quarter 2014. In accordance with applicable Irish and European rules and regulations, our standalone forecast provided at our investor day on January 31, 2014 should be considered withdrawn.

Webcast and Conference Call Details

Actavis plc will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss first quarter 2014 results and recent corporate developments. The dial-in number to access the call is US/Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 17008187. To access the live webcast, go to Actavis’ Investor Relations Web site at http://ir.actavis.com.

A replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on May 14, 2014. The replay may be accessed by dialing (855) 859-2056 and entering Conference ID# 17008187. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same Conference ID#. To access the webcast replay, go to Actavis’ Investor Relations Web site at http://ir.actavis.com.

About Actavis

Actavis plc (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland and U.S. administrative headquarters in Parsippany, New Jersey, USA.

Actavis develops and manufactures generic, brand, branded generic, legacy brands and Over-the-Counter (OTC) pharmaceutical products and has commercial operations in approximately 60 countries. The Company’s North American branded pharmaceuticals business is focused principally in the Women’s Health, Urology, Gastroenterology and Dermatology therapeutic categories with a strong pipeline of products in various stages of development. Actavis also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Actavis Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Actavis’ estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Forest acquisition, including future financial and operating results, Actavis’ or Forest’s plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business, Forest’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful closing of, the Forest acquisition; subsequent integration of the Forest acquisition and the ability to recognize the anticipated synergies and benefits of the Forest acquisition; the ability to obtain required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite Forest and Actavis shareholder approvals; the risk that a condition to closing of the Forest acquisition may not be satisfied on a timely basis or at all; the failure of the proposed transaction to close for any other reason; risks relating to the value of the Actavis shares to be issued in the transaction; the anticipated size of the markets and continued demand for Actavis’ and Forest’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of Actavis or Forest debt) on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ and Forest’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Forest’s facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Annual Report on form 10-K for the year ended December 31, 2013, and from time to time in Actavis’ other investor communications. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.

The following table presents Actavis plc’s results of operations for the three months ended March 31, 2014 and 2013:

Table 1

ACTAVIS PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended March 31,
	(Unaudited)
	2014	2013

Net revenues	$2,655.1	$1,895.5

Operating expenses:

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	1,293.0	1,086.6
Research and development	171.5	132.1
Selling, general and administrative	558.9	413.0
Amortization	424.2	158.4

Loss on asset sales, impairments and contingent consideration adjustment, net	(0.4)	148.0

Total operating expenses	2,447.2	1,938.1

Operating income / (loss)	207.9	(42.6)

Non-operating income (expense):
Interest income	1.0	0.8
Interest expense	(72.8)	(54.1)
Other income (expense), net	5.0	20.6

Total other income (expense), net	(66.8)	(32.7)

Income / (loss) before income taxes and noncontrolling interest	141.1	(75.3)
Provision for income taxes	44.4	28.2

Net income / (loss)	96.7	(103.5)
(Income) / loss attributable to noncontrolling interest	(0.2)	0.7

Net income / (loss) attributable to common shareholders	$96.5	$(102.8)

Earnings / (loss) per share attributable to common shareholders:
Basic	$0.56	$(0.79)

Diluted	$0.55	$(0.79)

Weighted average shares outstanding:
Basic	173.8	130.2

Diluted	174.9	130.2

The following table presents Actavis plc’s Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013.

Table 2

ACTAVIS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$337.7	$329.0
Marketable securities	2.5	2.5
Accounts receivable, net	1,508.7	1,404.9
Inventories, net	1,726.3	1,786.3
Other current assets	670.6	641.0
Assets held for sale	294.9	271.0
Property, plant and equipment, net	1,581.3	1,616.8
Investments and other assets	250.3	242.3
Product rights and other intangibles, net	7,866.8	8,234.5
Goodwill	8,164.8	8,197.6

Total assets	$22,403.9	$22,725.9

Liabilities & Equity
Current liabilities	$2,797.4	$3,048.3
Liabilities held for sale	204.7	246.6
Long-term debt and capital leases	8,452.2	8,517.4
Deferred income taxes and other liabilities	1,321.0	1,376.5
Total equity	9,628.6	9,537.1

Total liabilities and equity	$22,403.9	$22,725.9

The following table presents Actavis plc’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013.

Table 3

ACTAVIS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2014	2013
Cash Flows From Operating Activities:
Net income / (loss)	$96.7	$(103.5)

Reconciliation to net cash provided by operating activities:
Depreciation	55.6	47.4
Amortization	424.2	158.4
Provision for inventory reserve	38.1	3.5
Share-based compensation	16.7	12.5
Deferred income tax benefit	(149.9)	(118.0)
(Earnings) on equity method investments	(1.1)	(0.9)
Gain on sale of securities and assets, net	(4.3)	(2.3)
Amortization of inventory step up	124.6	93.5
Amortization of deferred financing costs	11.1	1.9
(Decrease)/increase in allowance for doubtful accounts	(0.3)	3.8
Accretion of contingent payment consideration	4.0	0.4
Contingent consideration fair value adjustment	(11.0)	150.3
Excess tax benefit from stock-based compensation	(36.8)	(11.9)
Other, net	(5.6)	0.7
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(113.6)	66.7
Decrease / (increase) in inventories	(108.9)	(122.6)
Decrease / (increase) in prepaid expenses and other current assets	21.8	50.1
Increase / (decrease) in accounts payable and accrued expenses	(22.6)	(123.3)
Increase / (decrease) in deferred revenue	(5.2)	29.1
Increase / (decrease) in income and other taxes payable	113.1	84.3
Increase / (decrease) in other assets and liabilities	(7.0)	(1.5)

Total adjustments	342.9	322.1

Net cash provided by operating activities	439.6	218.6

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(42.5)	(29.2)
Additions to product rights and other intangibles	—	(2.2)
Proceeds from the sale of investments	15.0	—
Proceeds from sales of property, plant and equipment	3.4	1.1
Acquisition of business, net of cash acquired	—	(141.3)

Net cash (used in) investing activities	(24.1)	(171.6)

Cash Flows From Financing Activities:
Proceeds from borrowings on the revolving credit facility	—	75.0
Debt issuance costs	(20.3)	—
Payments on debt, including capital lease obligations	(326.1)	(97.1)
Proceeds from stock plans	6.4	3.2
Payments of contingent consideration	(7.8)	(4.4)
Repurchase of ordinary shares	(57.0)	(21.9)
Acquisition of noncontrolling interest	—	(9.2)
Excess tax benefit from stock-based compensation	36.8	11.9

Net cash (used in) financing activities	(368.0)	(42.5)

Effect of currency exchange rate changes on cash and cash equivalents	(1.9)	4.9
Less: Movement in cash held for sale	(36.9)	—

Net increase in cash and cash equivalents	8.7	9.4
Cash and cash equivalents at beginning of period	329.0	319.0

Cash and cash equivalents at end of period	$337.7	$328.4

The following table presents a reconciliation of reported net income / (loss) and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three months ended March 31, 2014 and 2013:

Table 4

ACTAVIS PLC

RECONCILIATION TABLE

(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2014	2013

GAAP to non-GAAP net income calculation

Reported GAAP net income / (loss) attributable to common shareholders	$96.5	$(102.8)
Adjusted for:
Amortization	424.2	158.4
Global supply chain initiative(1)	15.4	8.4
Acquisition and licensing charges (2)	144.4	270.3
Accretion on contingent liabilities	4.0	0.4
Impairment/asset sales and related costs	2.9	(2.3)
Non-recurring (gains)	(1.4)	(10.0)
Legal settlements	—	5.3
Income taxes on items above	(75.1)	(61.1)

Non-GAAP net income attributable to common shareholders	$610.9	$266.6

Diluted earnings per share

Diluted earnings per share - GAAP	$0.55	$(0.79)

Diluted earnings per share - Non-GAAP	$3.49	$1.99

Basic weighted average common shares outstanding	173.8	130.2
Effect of dilutive securities:
Dilutive share-based compensation arrangements	1.1	3.7

Diluted weighted average common shares outstanding	174.9	133.9

(1)	Includes accelerated depreciation charges.
(2)	Includes stock-based compensation due to the Warner Chilcott acquisition.

The following table presents a reconciliation of reported net income / (loss) for the three months ended March 31, 2014 and 2013 to adjusted EBITDA:

Table 5

ACTAVIS PLC

ADJUSTED EBITDA, RECONCILIATION TABLE

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2014	2013

GAAP net income / (loss) attributable to common shareholders	$96.5	$(102.8)
Plus:
Interest expense	72.8	54.1
Interest income	(1.0)	(0.8)
Provision for income taxes	44.4	28.2
Depreciation (includes accelerated depreciation)	55.6	47.4
Amortization	424.2	158.4

EBITDA	692.5	184.5

Adjusted for:
Global supply chain initiative	6.1	1.3
Acquisition and licensing and other charges	139.4	271.9
Impairment/asset sales and related costs	2.9	(2.3)
Non-recurring (gains)	(1.4)	(10.0)
Legal settlements	—	5.3
Accretion on contingent liabilities	4.0	0.4
Share-based compensation	16.7	12.5

Adjusted EBITDA	$860.2	$463.6

The following table presents a reconciliation of reported net revenues and cost of sales by segment for the three months ended March 31, 2014 and 2013 to adjusted net revenues, adjusted cost of sales, adjusted gross profit and adjusted gross margin as a percentage of adjusted net revenues:

Table 6

ACTAVIS PLC

ADJUSTED GROSS MARGIN AS A PERCENTAGE OF ADJUSTED NET REVENUES

(Unaudited; in millions)

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
(Unaudited; $ in millions)	Actavis Pharma	Anda Distribution	Actavis Pharma	Anda Distribution

Net Revenues:
Net revenues	$2,264.9	$390.2	$1,664.5	$231.0
Adjustments to net revenue ((remove from) / add to)
Purchase accounting adjustments	—	—	4.8	—
Operating results of assets held for sale	(112.1)	—	—	—
Manufacturing and supply contract termination payment	—	—	5.0	—

Adjusted net revenues	$2,152.8	$390.2	$1,674.3	$231.0

Cost of Sales (1):
Cost of Sales	$961.8	$331.2	$892.1	$194.5
Adjustments to cost of sales ((remove from) / add to)
Integration and restructuring	(0.6)	—	(1.0)	—
Contingent consideration fair value and accretion adjustment	(0.3)	—	—	—
Operating results of assets held for sale	(78.3)	—	—	—
Operational Excellence Initiative	(11.4)	—	(6.3)	—
Purchase accounting adjustments	(124.6)	—	(93.5)	—

Adjusted cost of sales	$746.6	$331.2	$791.3	$194.5

Adjusted gross profit	1,406.2	59.0	883.0	36.5

Adjusted gross margin as a percentage of adjusted net revenues	65.3%	15.1%	52.7%	15.8%

(1)	Cost of sales excludes amortization and impairment of acquired intangibles.

The following table presents a reconciliation of reported net revenues and SG&A expenses by segment for the three months ended March 31, 2014 and 2013 to adjusted net revenues, adjusted SG&A expenses, adjusted SG&A as a percentage of adjusted net revenues:

Table 7

ACTAVIS PLC

ADJUSTED SG&A AS A PERCENTAGE OF ADJUSTED NET REVENUES

(Unaudited; in millions)

	Three Months Ended		Three Months Ended
	March 31, 2014		March 31, 2013
(Unaudited; $ in millions)	Actavis Pharma	Anda Distribution	Actavis Pharma	Anda Distribution

Net Revenues:
Net revenues	$2,264.9	$390.2	$1,664.5	$231.0
Adjustments to net revenue ((remove from) / add to)
Purchase accounting adjustments	—	—	4.8	—
Operating results of assets held for sale	(112.1)	—	—	—
Manufacturing and supply contract termination payment	—	—	5.0	—

Adjusted net revenues	$2,152.8	$390.2	$1,674.3	$231.0

SG&A:
SG&A	$524.1	$34.8	$385.6	$27.4
Adjustments to SG&A ((remove from) / add to)
Legal matters	—	—	(5.3)	—
Acquisition, integration & restructuring expenses	(16.5)	—	(16.8)	—
Pending acquisition related costs	(14.2)	—	—	—
Other	1.4	—	—	—
Global supply chain initiative accelerated depreciation and severance costs	(3.1)	—	(1.1)	—
Operating results for assets held for sale	(33.5)	—	—	—
Costs associated with holding assets out for sale	(5.2)	—	—	—

Adjusted SG&A	$453.0	$34.8	$362.4	$27.4

Adjusted SG&A as a percentage of adjusted net revenues	21.0%	8.9%	21.6%	11.9%

Non-GAAP adjustments

A complete reconciliation from GAAP financials to non-GAAP financials for the first quarter of 2014 will be available on the Actavis Investor Relations website (ir.actavis.com) under the “Financial Information” and “Quarterly Results” subheadings.